Exhibit 99.1

 Evofem Biosciences Reports Third Quarter 2021
Financial Results and Provides Corporate Update

-- Over 19,000 Phexxi TRx in Q3 2021, a 48% increase over Q2 2021--

-- 10,700 Phexxi NRx and over 13,600 TRx in the six weeks following the celebrity DTC campaign launch, up 94% and 81%, respectively, vs. preceding six-week period --

-- More than 10,000 healthcare providers have prescribed Phexxi since launch --
-- Company expects to reduce operating expenses by approximately $50 million in 2022 –

-- Conference call scheduled for 4:30 p.m. ET Today --

SAN DIEGO, November 15, 2021 - Evofem Biosciences, Inc., (NASDAQ: EVFM) (“Evofem" or the “Company"), today reported financial results for the three- and nine-month periods ended September 30, 2021.
“We are extremely excited by the initial results of our celebrity DTC campaign, which is driving an increase in awareness of Phexxi among our target audience and substantial growth in prescriptions filled,” said Saundra Pelletier, Evofem's Chief Executive Officer. “As we continue to reach more women who have had similarly negative experiences with hormonal contraception, it remains our priority to ensure that all women have access to Phexxi as a non-hormonal birth control option.”
“We have achieved the goal of the first phase of our marketing strategy, to build a strong foundation of Phexxi prescribers and users. With the maturity of our marketing approach, we expect to reduce operating expenses by approximately $50 million in 2022,” concluded Pelletier.
Third quarter and recent highlights include:
•Launched "House Rules," our national direct-to-consumer (DTC) campaign with celebrity spokeswoman Annie Murphy aimed at broadening awareness and driving uptake of our hormone-free contraceptive, Phexxi® (lactic acid, citric acid and potassium bitartrate) vaginal gel.
•94% increase in new prescriptions, 81% increase in total prescriptions and 82% increase in dispensed units of Phexxi in the six weeks after "House Rules" launched, versus the preceding six week period.
•More than 19,000 Phexxi prescriptions were filled and more than 21,000 units were dispensed to patients during the third quarter of 2021, an increase of 48% and 44%, respectively, compared to the second quarter of 2021.
•Over 10,000 healthcare providers have prescribed Phexxi to date, reflecting ongoing growth in the prescriber base.

•29% increase in ex-factory sales in the third quarter compared to the second quarter of 2021.
•Numerous meetings held with key healthcare policy makers in both houses of Congress, the federal Health Resources & Services Administration (HRSA), the Department of Treasury and the Vice President’s office to educate key policymakers on the need to update the Office of Women’s Health (OWH) birth control guide.
•Submitted the registration for Femidence™ for hormone-free, on-demand birth control to the Mexican Regulatory Agency COFEPRIS.
•Discussions ongoing with potential global and regional partners for commercialization of Phexxi in key international markets.
Financial Results
For the three months ended September 30, 2021, Phexxi net product sales were $1.7 million. Ex-factory sales growth in the third quarter of 2021 drove a 29% increase in gross revenues as compared to the second quarter of 2021.
Total operating expenses increased 5% to $45.1 million for the third quarter of 2021 compared to $43.0 million in the second quarter of 2021.
•Cost of goods sold was $1.0 million, reflecting higher Phexxi ex-factory sales.
•Research and development costs were $8.7 million, a 2% increase compared to the second quarter of 2021, reflecting higher enrollment in the Phase 3 EVOGUARD trial. This trial is funded in part by the proceeds from the Adjuvant convertible notes issued in 2020.
•Selling and marketing costs were $30.5 million, a 12% increase compared to the second quarter of 2021 due primarily to higher media expenses related to the "House Rules" DTC marketing campaign.
•General and administrative costs were $5.0 million, a 23% decrease compared to the second quarter of 2021, primarily due to reductions in payroll-related expenses, including stock-based compensation and headcount.
As a result, loss from operations was $43.4 million for the three months ended September 30, 2021.
Total other expense, net, was $30.7 million in the third quarter of 2021, and mainly included a $29.5 million change in fair value as a result of mark-to-market adjustments related to the convertible notes issued under the April 2020 agreement and $1.2 million in interest expense.

Net loss attributable to common stockholders was $74.1 million, or $(0.48) per share, for the quarter ended September 30, 2021.
Cash and cash equivalents were $14.9 million at September 30, 2021. In addition, at September 30, 2021, $9.0 million in restricted cash from the Adjuvant notes was available for use.
Subsequent Material Event
In October 2021, Evofem strengthened its balance sheet with $10 million in gross proceeds from the sale of Series B Convertible Preferred Stock to an institutional investor.
Conference Call
As previously announced, the Evofem management team will host a conference call to discuss its financial results for the second quarter ended September 30, 2021 and business highlights on Monday, November 15, 2021 at 4:30 p.m. ET (1:30 p.m. PT).

The webcast (live and archived) and related slide presentation can be accessed through https://evofem.investorroom.com/2021Q3Results or https://edge.media-server.com/mmc/p/xmw874kh.
Please connect to the webcast at least 15 minutes prior to the start of the call to download any software that may be required.
If participating by phone, please dial in approximately 15 minutes prior to the start of the call using (866) 503-5561 (U.S. toll-free) or (253) 336-2965, and referring to conference ID 7464495.
A telephone replay will be available for 24 hours after the call at (855) 859-2056 (U.S.) or (404) 537-3406 (International), conference ID 7464495.
About Evofem Biosciences, Inc.
Evofem Biosciences, Inc., (NASDAQ: EVFM) is developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health, including hormone-free, woman-controlled contraception and protection from certain sexually transmitted infections (chlamydia and gonorrhea). The Company's first FDA-approved product, Phexxi, is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Learn more at phexxi.com and evofem.com.

Phexxi® is a registered trademark and Femidence™ is a trademark of Evofem Biosciences.

Forward-Looking Statements
This press release includes "forward-looking statements," within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements, evaluations and judgments related to potential growth, momentum and trajectory, the ongoing and future impact of the "House Rules" campaign, matters relating to the ongoing development of EVO100, matters relating to regulatory reform for contraceptive coverage, and expected reductions in operating expenses. Various factors could cause actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements, or that could impair the value of Evofem Biosciences' assets and business, are disclosed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 4, 2021. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Investor Relations Contact	Media Contact
Amy Raskopf	Ellen Thomas
Evofem Biosciences, Inc.	Evofem Biosciences, Inc.
araskopf@evofem.com	ethomas@evofem.com
Mobile: (917) 673-5775	Mobile: (718) 490-3248

(Tables follow)

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET DATA (Unaudited) (In thousands)

	September 30, 2021	December 31, 2020
Cash and cash equivalents	$14,856	$48,892
Restricted cash	9,384	22,559
Trade accounts receivable, net	4,031	1,067
Total current liabilities	94,687	77,283
Total liabilities	126,254	108,621
Total stockholders’ equity (deficit)	(58,827)	1,347

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Product sales, net	$1,712	$278	$4,674	$278

Operating expenses:
Cost of goods sold	955	317	2,300	317
Research and development	8,701	4,217	24,470	11,104
Selling and marketing	30,468	14,700	88,230	32,553
General and administrative	4,957	7,200	19,057	24,077
Total operating expenses	45,081	26,434	134,057	68,051
Loss from operations	(43,369)	(26,156)	(129,383)	(67,773)
Other income (expense):
Interest income	3	21	14	152
Other expense	(1,190)	(657)	(3,521)	(1,010)
Loss on issuance of financial instruments	—	—	—	(64,049)
Change in fair value of financial instruments	(29,505)	(3,105)	(20,737)	30,971
Total other expense, net	(30,692)	(3,741)	(24,244)	(33,936)
Loss before income tax	(74,061)	(29,897)	(153,627)	(101,709)
Income tax expense	—	(2)	(11)	(2)
Net loss	$(74,061)	$(29,899)	$(153,638)	$(101,711)
Net loss per share, basic and diluted	$(0.48)	$(0.37)	$(1.27)	$(1.63)
Weighted-average shares used to compute net loss per share, basic and diluted	154,265,434	81,206,101	120,691,057	62,434,949

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